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                                                                    EXHIBIT 99.1

PCTEL Acquires MAXRAD

Industry Leading Antenna Company Expands PCTEL's Wireless Portfolio

Chicago, Illinois - January 5, 2004 - PCTEL, Inc. (Nasdaq: PCTI), a leader in intelligent wireless solutions, announced today that it had completed the acquisition of MAXRAD, Inc., a leading manufacturer of wireless communications antennas for broadband wireless, in-building wireless and land mobile radio applications. PCTEL acquired all of the shares of MAXRAD, a privately held company, for $20 million. MAXRAD generated approximately $18 million in 2003 revenues.

"Our entire management team and employees are delighted to be part of the PCTEL family. MAXRAD and PCTEL share the same vision and commitment to provide industry leading wireless products. Our customers will continue to receive the level of exceptional customer service they have come to expect from MAXRAD while benefiting from the enhanced synergies that come from being part of a larger focused wireless organization." said Steve Deppe, MAXRAD's president and now, also a PCTEL vice president and general manager of MAXRAD's operations. "We are anxious to contribute to the growth of PCTEL by continuing to aggressively expand our business," added Deppe.

"We continue to execute our strategic plan," said Marty Singer, PCTEL's Chairman and CEO. "In the last two years, we have divested a low-growth modem business, strengthened our intellectual property portfolio, and acquired three exciting wireless companies with a strong presence in cellular and Wi-Fi. Our mission is to lead in the development and distribution of high value wireless access and wireless intelligence products. The acquisition of MAXRAD with its exceptional products and management team will help us accomplish that mission," added Singer.

In 2002, PCTEL acquired cyberPixie, a company that developed client and infrastructure software for facilitating roaming between Wi-Fi hotspots. Early in 2003, PCTEL divested its legacy "soft modem" product operation and acquired DTI, a company that designs and distributes software-defined radio solutions for test, measurement, and wireless intelligence applications.

Robert W. Baird & Co. served as financial advisor to MAXRAD in this transaction. Holland & Knight provided legal counsel to MAXRAD, while PCTEL was represented by Wilson, Sonsini, Goodrich & Rosati.

CONFERENCE CALL / WEBCAST

The company will hold a conference call at 1:00 PM EST (10:00 AM PST) with Marty Singer, chairman and chief executive officer, and John Schoen, chief operating officer and chief financial officer. The session will include brief remarks, and can be accessed by calling (800) 545-9583 (U.S. / Canada) or (973) 317-5317 (international).

To listen via the Internet, please visit www.pctel.com, or http://www.shareholder.com/pctel/MediaList.cfm.

A replay will be available for two weeks after the call on PCTEL's web site at www.pctel.com or by calling (800) 428-6051 (U.S. / Canada) or (973) 709-2089
(international) access code: 324464.

About MAXRAD

MAXRAD, founded in July 1978, is an industry leading provider of antenna solutions for broadband wireless, wireless LAN / WAN, and Land Mobile Radio
(LMR) systems. The company's product portfolio encompasses over 500 base stations, mobile and portable antennas and

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accessories representing over 6500 different product SKUs. Many MAXRAD products are currently FCC certified with the RF products of many of the worlds leading wireless companies. MAXRAD designs and manufacturers market-relevant antenna solutions and accessories designed to provide superior performance and reliability. The company's products are sold to leading wireless OEMs, communication distributors, specialized computer distributors, wireless VARs, wireless ISPs, and system integrators. MAXRAD headquarters are located at 4350 Chandler Dr., Hanover Park, IL 60133. Telephone: 630-372-6800. For more information, please visit our web site at www.maxrad.com

About PCTEL

PCTEL, founded in March 1994, is a leading provider of Wi-Fi and cellular mobility software, software-defined radio products and access technology. PCTEL's products include WLAN software products (Segue(TM) Product Line) that simplify installation, roaming, Internet access and billing. Through its subsidiary, DTI, the company designs, develops and distributes OEM receivers and receiver-based products that measure and monitor cellular networks. The company maintains a portfolio of more than 115 analog and broadband communications and wireless patents, issued or pending, including key and essential patents for modem technology. The company's products are sold or licensed to PC manufacturers, PC card and board manufacturers, wireless carriers, wireless ISPs, software distributors, wireless test and measurement companies, and system integrators. PCTEL headquarters are located at 8725 West Higgins Road, Suite 400, Chicago, IL 60631. Telephone: 773-243-3000. For more information, please visit our web site at www.pctel.com

SAFE HARBOR

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Specifically, the statements regarding the anticipated benefits of PCTEL's acquisition of MAXRAD, the ability of PCTEL to develop and distribute high value wireless access and wireless intelligence products, and to continue to provide industry leading wireless products, are forward looking statements within the meaning of the safe harbor. These statements are based on management's current expectations and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, risks associated with MAXRAD's business generally, the ability to address the cost structure and functionality of MAXRAD's products, competition within the markets in which MAXRAD competes, PCTEL's ability to successfully integrate the business of MAXRAD into its existing organization, PCTEL's success at developing and implementing new technologies, and to obtain protection for the related intellectual property, competitive pricing pressures, increased operating expenses and the growth of the wireless communications market. These risks and uncertainties and others, including, but not limited to, those detailed from time to time in PCTEL's Securities and Exchange Commission filings, can affect PCTEL's financial condition, future results of operations, business and prospects. These forward-looking statements are made only as of the date hereof. PCTEL disclaims any obligation to update or revise the information contained in any forward-looking statement, whether as a result of new information, future events or otherwise.

For further information contact:

John Schoen                Jack Seller
COO/CFO                    Public Relations
PCTEL, Inc.                PCTEL, Inc.
(773) 243-3000             (773) 243-3016
john_schoen@pctel.com      jack_seller@pctel.com

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